Exhibit 99.1

Contact: TomoTherapy Incorporated
Stephen C. Hathaway, CFO
608-824-2800

TomoTherapy Reports Third Quarter Financial Results
Madison, Wis. — October 28, 2008 — TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi ·Art® treatment system for advanced radiation therapy, today released financial results for the third quarter ended September 30, 2008.
Third Quarter Results
For the third quarter, the company reported revenue of $27.4 million, a decrease of 54% from $59.2 million in the third quarter of 2007. The company incurred a net loss of $13.0 million, or $0.26 per share, compared to net income of $2.6 million, or $0.05 per share, for the third quarter of 2007.
Gross margins were negative 3.3% in the third quarter of 2008, compared to 37.3% in the prior year period. The negative margins primarily stemmed from lower revenue, higher service and support costs associated with the growing installed base, and additional expenses related to reserve adjustments recorded during the quarter. Operating expenses increased to $22.5 million in the third quarter, including $3.3 million of expenses associated with TomoTherapy’s affiliate, Compact Particle Acceleration Corporation (CPAC). Excluding this item, third quarter operating expenses decreased 8% from the corresponding period of 2007. While the company continues to make select investments to support future growth, it is slowing its overall operational spending to better align with current revenue levels.
The value of new sales orders received during the third quarter of 2008 was $37 million, a 50% decrease from the third quarter of 2007. As of September 30, 2008, TomoTherapy had a revenue backlog of $232 million, relatively flat with the backlog as of both September 30, 2007 and June 30, 2008. Backlog only includes firm orders that have installation sites identified and the company believes are likely to ship within the next two years. Backlog does not include any revenue from service contracts, which are a small but growing portion of the company’s revenue. The majority of this backlog is expected to be converted into revenue within the next 12 months.

“While our third quarter financial results were disappointing, they were essentially in line with our expectations going into the quarter,” said Fred Robertson, TomoTherapy’s CEO. “With respect to the remainder of 2008, the fourth quarter is expected to be substantially greater than each of the first three quarters due to typical seasonality, as we experienced in 2007. Given our current shipment schedule, which is based on our new, more robust process for tracking the status of orders in backlog through to delivery, we anticipate a profitable fourth quarter.”
Robertson continued, “Unfortunately, however, our order flow has softened due to several factors, including a more challenging economic environment, which has led to greater uncertainty and customers postponing purchase decisions; a heightened competitive environment; and challenges in order forecasting and execution. We remain intensely focused on improving our sales performance, and hiring a top-notch sales executive is a top priority. At the same time, we are continuing to manage our expenses in line with current revenue trends.”
The company continues to have a strong balance sheet, closing the quarter with $142 million of cash, cash equivalents and short-term investments. In addition, TomoTherapy has a $50 million line of credit with no outstanding borrowings.
Nine-Month Results
For the nine months ended September 30, 2008, TomoTherapy reported revenue of $118.3 million, a 23% decrease from $154.1 million for the nine months ended September 30, 2007. The 2008 net loss was $26.0 million, or $0.52 per share, compared to pro forma net income of $5.8 million, or $0.12 per diluted share, for 2007, which excludes the effects of redeemable convertible preferred stock accretion. Including the preferred stock accretion of $237.6 million, the net loss attributable to common shareholders was $231.8 million, or $7.46 per share, for the first nine months of 2007.
Year to date, gross margins were 16.8% in 2008 versus 37.9% in 2007. The reduction in margins is primarily due to lower revenue and higher service and support costs related to the growing installed base. Operating expenses, including $5.3 million of CPAC expenses, increased 24% to $66.4 million. Excluding the CPAC expenses, operating expenses increased 15% to $61.1 million.
Outlook
For the fourth quarter of fiscal 2008, management currently anticipates revenue of $70 million to $90 million and earnings per share in the range of $0.09 to $0.15. This would result in full year revenue in the range of $190 million to $210 million and a loss in the range of $0.36 to $0.43 per share.
Most of the company’s revenue is recognized based on the customer’s acceptance of the Hi ·Art system. The current outlook is based on existing customer orders being delivered out of backlog and converted to revenue during the fourth quarter.

Robertson concluded, “Looking ahead, we are committed to the implementation of our three-year strategic plan. As reaffirmed during our customer conversations at ASTRO, we remain confident in TomoTherapy’s technology leadership position. Moreover, we believe our customers’ clinical experiences confirm the superiority of the Hi ·Art system to provide the best treatments to cancer patients. Building on our strong Hi-Art platform, we introduced TomoDirect, which will serve the under-penetrated single linac centers. We also have a robust pipeline in the areas of adaptive therapy, motion management and proton therapy. We will continue to make investments in strategic initiatives that we believe will contribute to profitable future growth, with an emphasis on initiatives that drive innovation, expand our global market presence, and enhance quality and reliability. However, we are making those investments cautiously as we closely monitor the current uncertain economic conditions.”
Investor Conference Call
TomoTherapy will conduct a conference call on its third quarter 2008 results at 5:00 p.m. EDT today (4:00 p.m. CDT). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-800-901-5226 from inside the United States or 1-617-786-4513 from outside the United States, and enter passcode 84898034. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering passcode 96067028. The telephone replay will be available through 11:59 p.m. CDT on Friday, October 31, 2008.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with radiation therapy to deliver radiation treatment with speed and precision while reducing radiation exposure to surrounding healthy tissue, which can lead to improved patient outcomes. The company’s stock is traded on the NASDAQ Global Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of our technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenue	$27,374	$59,221	$118,295	$154,099
Cost of revenue	28,281	37,151	98,459	95,694

Gross profit (loss)	(907)	22,070	19,836	58,405

Operating expenses:
Research and development	10,947	9,624	30,516	24,471
Selling, general and administrative	11,547	11,126	35,850	28,844

Total operating expenses	22,494	20,750	66,366	53,315

Income (loss) from operations	(23,401)	1,320	(46,530)	5,090
Other income (expense):
Interest income	1,032	2,411	3,896	3,808
Interest expense	(17)	(20)	(34)	(94)
Other income, net	479	384	323	233

Total other income	1,494	2,775	4,185	3,947

Income (loss) before income tax and noncontrolling interests	(21,907)	4,095	(42,345)	9,037
Income tax expense (benefit)	(6,300)	1,512	(12,220)	3,221

Income (loss) before noncontrolling interests	(15,607)	2,583	(30,125)	5,816
Noncontrolling interests	(2,654)	—	(4,139)	—

Net income (loss)	(12,953)	2,583	(25,986)	5,816
Accretion of redeemable convertible preferred stock	—	—	—	(237,582)

Net income (loss) attributable to common shareholders	$(12,953)	$2,583	$(25,986)	$(231,766)

Net income (loss) per share attributable to common shareholders
Basic	$(0.26)	$0.05	$(0.52)	$(7.46)

Diluted	$(0.26)	$0.05	$(0.52)	$(7.46)

Weighted average common shares outstanding used in computing net income (loss) per share attributable to common shareholders
Basic	50,244	49,130	50,147	31,058

Diluted	50,244	54,405	50,147	31,058

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(unaudited)
	September 30,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$22,135	$191,780
Short-term investments	119,884	—
Receivables, net	25,294	44,596
Inventories, net	86,616	53,171
Deferred tax assets	2,279	3,433
Prepaid expenses and other current assets	4,057	1,622

Total current assets	260,265	294,602
Property and equipment, net	22,326	19,894
Deferred tax assets	20,127	6,027
Other non-current assets, net	9,645	6,642

TOTAL ASSETS	$312,363	$327,165

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$12,902	$17,655
Accrued expenses	12,240	21,699
Accrued warranties	5,724	7,973
Deferred revenue	21,871	15,517
Customer deposits	29,856	20,309

Total current liabilities	82,593	83,153
Other non-current liabilities	5,876	5,318

TOTAL LIABILITIES	88,469	88,471

Noncontrolling interests	5,118	—

TOTAL SHAREHOLDERS’ EQUITY	218,776	238,694

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$312,363	$327,165

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(In thousands)
(unaudited)

	Three months ended September 30, 2008				Nine months ended September 30, 2008
	Tomo	CPAC	Elims	Consolidated	Tomo	CPAC	Elims	Consolidated

Revenue	$27,374	$—	$—	$27,374	$118,295	$—	$—	$118,295
Cost of revenue	28,281	—	—	28,281	98,459	—	—	98,459

Gross profit (loss)	(907)	—	—	(907)	19,836	—	—	19,836

Operating expenses:
Research and development	7,995	2,952	—	10,947	25,886	4,630	—	30,516
Selling, general and administrative	11,165	382	—	11,547	35,204	646	—	35,850

Total operating expenses	19,160	3,334	—	22,494	61,090	5,276	—	66,366

Loss from operations	(20,067)	(3,334)	—	(23,401)	(41,254)	(5,276)	—	(46,530)
Other income (expense):
Interest income	1,015	17	—	1,032	3,877	19	—	3,896
Interest expense	(17)	—	—	(17)	(34)	—	—	(34)
Other income, net	479	—	—	479	323	—	—	323

Total other income	1,477	17	—	1,494	4,166	19	—	4,185

Loss before income tax and noncontrolling interests	(18,590)	(3,317)	—	(21,907)	(37,088)	(5,257)	—	(42,345)
Income tax benefit	(6,300)	—	—	(6,300)	(12,220)	—	—	(12,220)

Loss before noncontrolling interests	(12,290)	(3,317)	—	(15,607)	(24,868)	(5,257)	—	(30,125)
Noncontrolling interests	—	—	(2,654)	(2,654)	—	—	(4,139)	(4,139)

Net income (loss)	$(12,290)	$(3,317)	$2,654	$(12,953)	$(24,868)	$(5,257)	$4,139	$(25,986)